EXHIBIT 10.14

November 10, 2008

International Aerospace Enterprises, Inc.:

It was a pleasure to have you detail out how you intend to bring this project to completion. It brought back a lot of my Lehmann Brothers days almost a quarter of a century ago. As I told you on the phone, the cost to ascertain the bridge loan of approximately $1Million USD will be $15,000. Upon securing these funds, we will then complete the bridge underwriting. It will take approximately two weeks after the documentation and funds are submitted to close on the bridge loan. I am very excited that you are so close to executing this plan.

KCS Financial has been serving the commercial underwriting industry for over twelve years. Our service has been direct to businesses. These businesses have a history, (thanks to KCS) of providing the finest underwriting in the industry. By assuring that the underwriting is complete, true and accurate, we can minimize the time that our lender needs to complete your loan. Our lenders are active in this ever changing global economy and relationships with the lender are now more essential than ever to getting business funded. KCS Financial prides itself with these powerful lender relationships. Our underwriting service is quickly becoming one of the most sought after services in the financial markets today.

Our expertise has allowed the businesses that we have contracted with to grow and flourish. For years, people have inquired about doing business with KCS Financial direct. In the beginning of 2007, KCS expanded our operation to include a "retail store" to allow borrowers to deal direct with us and eliminate the middleman. It offers the same great service without having to pay more.

The bridge loan will be "taken out" by the permanent loan approximately 90 days after closing/funding of the bridge loan. (The time schedule is also dependant on all documents, permits and other financial material submitted in a timely manner, underwriting, site visit, etc.)

I hope this helps in understanding the timelines and the financial commitment that the lender will be making to this project. We are very excited to be finally moving forward on this extraordinary project.

Sincerely, ci-egorV Kuczora

Gregory J. Kuczora, CPC
KCS Financial
Managing Director/CEO

KCS Financial, Inc. 180 Dickens Trail Ste B Elgin, Illinois 60120 847-742-3475/F847-742-3746
Email: akuczora anan,eritech_nnt---- California Area- 925-516-5622 woodds5415a~yahoo.com